Exhibit 99

OraSure Technologies, Inc.

2007 Second Quarter Analyst/Investor Conference Call

July 31, 2007

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Eileen,

Good afternoon everyone and welcome to our second quarter 2007 earnings conference call.

As you can see from the earnings release, our second quarter financial results were strong and, coupled with our solid first quarter performance, the six months ended June 30, 2007 were outstanding. We also continued to make significant progress against our strategic initiatives.

In the first part of today’s call, Ron Spair will review our financial performance for the second quarter of 2007. We will then open the floor for your questions on our second quarter results and the earnings press release we issued earlier today.

The next part of the call will focus on the significant strategic initiatives we are pursuing. We will also provide some brief additional business updates and discuss our financial guidance for both the third quarter and the full year of 2007. We will conclude by again opening the floor for your questions.

So, let’s get started with Ron’s financial overview.

Financial Overview – Ron Spair

Thanks, Doug, and good afternoon everyone.

2007 Second Quarter Results – Ron Spair

The second quarter was another excellent one for OraSure, as we exceeded consensus estimates on both the top and bottom line. As Doug mentioned, when combined with our first quarter results, we are very pleased with the Company’s financial performance during the first half of this year.

Revenues – Ron Spair

Total revenues for Q2 reached another record at $21.4 million, a 22% increase over revenues reported for the same period in 2006. Increased sales of the Company’s OraQuick ADVANCE® test, Intercept® oral fluid drug test and international over-the-counter (“OTC”) cryosurgical wart removal products, as well as higher R&D funding for our rapid Hepatitis C (“HCV”) test, were the primary revenue drivers for the quarter.

In the infectious disease market, we booked sales of $9.2 million, a record level that is 21% higher than the second quarter of 2006. The primary reasons for continued strong growth in the infectious disease testing business were a 35% increase in direct sales of OraQuick® to the public health market and higher sales to the Centers for Disease Control and Prevention (“CDC”) and to the various city HIV testing initiatives we support around the country. Abbott outsales to its hospital customers continue to grow nicely and were up 20% in the second quarter of 2007 versus the year ago quarter and are up over 22% for the first six months of this year. In the second quarter, our sales to Abbott were somewhat lower than Q2 of 2006. This largely resulted from a buildup of device inventory by Abbott in the second quarter of 2006 in advance of the revised CDC guidelines announced shortly thereafter.

In substance abuse testing, sales were $4.4 million, up 9% over Q2 of 2006. Included are $3.5 million in sales of our Intercept® drug testing system, which represents a 16% increase over 2006. Our workplace testing and criminal justice businesses were up 12% and 11% over 2006, respectively, and our international sales grew 35% for the quarter. Our direct sales were up 22%.

Cryosurgical systems sales were $5.8 million, a 26% increase over 2006. Substantially higher sales of our international OTC cryosurgical products in both Europe and Mexico were the main reasons for this increase. These increases more than offset lower sales to Prestige Brands for distribution in the domestic OTC market, which we expected. The launch of our OTC cryosurgical product in Mexico has exceeded our expectations. We expect continued expansion of our OTC cryosurgery business into Central and South America, and throughout the World.

During the first quarter, we recorded $649,000 of funded R&D work pursuant to our agreement with Schering-Plough for the development of a rapid HCV test on the OraQuick® platform.

Finally, insurance risk assessment sales of $1.4 million in the quarter were up 3% when compared to the comparable period of 2006.

Gross Margin – Ron Spair

Turning to Gross Margin, our margin for Q2 of 2007 was 63%, equal to 2006’s second quarter gross margin.

Operating Expenses – Ron Spair

Research and Development expenses for Q2 were up approximately $1.6 million over 2006, primarily as a result of costs associated with the clinical development work for our OraQuick ADVANCE® HIV-1/2 OTC test and product development costs for our OraQuick® HCV test.

A charge of $600,000 for acquired in-process technology was recorded in the second quarter of 2006 related to the exercise of an option to expand the scope of our HIV-2 patent license to cover products other than our OraQuick ADVANCE® test. No such charge occurred in 2007.

Sales and Marketing expenses increased approximately $1.0 million, primarily due to increased advertising reimbursement expense for our international OTC cryosurgical product and increased staffing related charges. As we discussed previously, we have added to our field sales force and have agreed to reimburse a portion of the advertising expenditures incurred by SSL, our European OTC cryosurgical distributor.

General and Administrative expenses increased approximately $1.2 million, because of increased staffing related charges, higher legal fees and higher consulting fees related to our successful enterprise resource planning system implementation.

Net Income – Ron Spair

Net income for Q2 was $955,000 or $0.02 per share on a fully-diluted basis, compared to $1,208,000 or $0.03 per share for the same period of 2006. This decrease was due primarily to increased operating expenses.

Cash Flow from Operations and Liquidity – Ron Spair

Our cash balance remained strong with $89.1 million at quarter end. In the quarter, we generated $3.7 million in cash flow from operations. Accounts receivable increased partially as a result of higher revenues. Days sales outstanding rose from 52 to 63 days, primarily as the result of intra-quarter revenue distribution.

And with that, we would now like to open the floor for questions regarding our second quarter financial results.

[Q&A Session – 2007 Q2 Financial Results]

Business Update – Doug Michels

Thank you for the questions. We will now discuss our most important strategic initiatives and other business developments.

During the second quarter, we continued our progress towards building the next generation of revenue drivers for OraSure. Given the very substantial business opportunities these programs represent, our enthusiasm for and commitment to these projects is very high. We also remain confident in our ability to deliver against these initiatives.

HIV-OTC – Doug Michels

I will begin with our efforts to obtain FDA approval to sell our OraQuick ADVANCE® HIV test in the retail or over-the-counter market.

As previously reported, we have been conducting several extensive operational or “flex” studies in a non-laboratory or clinical setting, designed to determine the impact of environmental and common household factors on the performance of the OraQuick® test. These studies are now almost complete and have gone well.

Since the last earnings call, we completed additional preliminary label comprehension studies to finalize our labeling before moving to more robust label comprehension studies. We are very pleased with the results obtained from these studies. The information generated has allowed us to finalize the user instructions for the test. This is an important accomplishment and sets the stage for the more robust comprehension studies which we expect to start in the next few weeks.

Our regulatory group recently submitted Investigational Device Exemption amendments for both the robust label comprehension studies and our Phase 2 interpretive studies. The Phase 2 studies will evaluate an individual’s ability to properly interpret test results without having to actually perform the test, and are also scheduled to begin shortly.

We have also made good progress in planning and preparing IDE amendments for the Phase 2b and Phase 3 user studies. Phase 2b will assess an individual’s ability to use the test properly in an observed setting, and Phase 3 will do the same in an unobserved, at home setting. These studies are scheduled for next year. The results of the robust label comprehension studies and the Phase 2, 2b and 3 studies will all be included in our FDA submission for OTC approval.

Work has also continued on the development of a 24 hours per day, 7 days a week customer resource and medical referral system. As previously reported, The Constella Group, a leading global provider of professional health services and a long-term HIV/AIDS-related services provider for the CDC, is helping us with the design and implementation of this system. Preparation of draft call center scripts is well underway and we expect a prototype system will be fully developed and operational in time for the Phase 2b user studies.

Overall, the schedule I announced during the last earnings call remains in tact. We will continue to perform the required clinical work for an FDA submission throughout 2007 and into 2008. We then plan to submit a PMA application with the FDA for OTC approval upon completion of our studies as soon as possible in 2008.

In anticipation of receiving FDA approval and commercializing this product, we have been searching for an executive with strong consumer marketing experience to add to our management team. As recently announced, we have hired Mr. Kenn Adach as our new Vice President of Consumer Marketing. Kenn brings a wealth of experience to this position, most recently as the head of marketing for Bausch & Lomb’s highly successful line of OTC pharmaceutical products. Kenn will lead the commercialization of our OraQuick® HIV over-the-counter test. I am confident he will make significant contributions to our business and we are eager for him to join the Company.

OraQuick® HCV – Doug Michels

Turning to the development of our rapid Hepatitis C or HCV test on the OraQuick® platform, I am pleased to report that this project also continues to progress nicely.

The product design is complete and fully optimized. Thanks go to our R&D, Operations and Regulatory Teams for their great work building what we believe will prove to be a world class assay. We are now working to transfer this product from R&D to manufacturing and we are making great progress.

During our last call, I mentioned that pre-clinical studies in human subjects were being conducted for the five specimen types for which we intend to seek FDA approval. These include oral fluid, fingerstick whole blood, venous whole blood, plasma and serum. The results of those studies were announced a few weeks ago at the annual meeting of the American Association of Clinical Chemistry in San Diego. In summary, those studies indicated that the performance of our prototype HCV test for all specimen types was equivalent to or better than results obtained from currently available, state of the art laboratory-based enzyme immunoassay tests using serum and plasma specimens. In particular -

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In prospective testing of 419 low-risk human subjects, specificity was shown to be 99.8% in all specimen types, and three individuals in this group were newly identified as having been infected with HCV.

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Testing of venous whole blood and oral fluid samples from 92 individuals known to be infected with HCV, indicated sensitivity of 100%. This same sensitivity was shown from testing 639 archived HCV-positive plasma samples.

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Finally, the prototype HCV test was shown to detect HCV antibody on average three days earlier than a laboratory-based assay during the period of seroconversion, and in no case did the OraQuick® HCV test detect HCV antibody later than the laboratory assay.

These results are phenomenal and we are delighted with our development efforts for this test.

Our collaboration with Schering-Plough on the project also remains strong and continues to bear fruit. Schering’s clinical and R&D groups have continued to provide valuable input as we plan the execution of clinical trials in support of FDA approval.

On the regulatory front, we have completed our trial design in collaboration with the FDA and our protocols for the clinical trials are close to being finalized. A contract research organization (CRO) to support these studies has been selected and we have been screening and visiting potential clinical trial sites. We expect the studies will begin soon and will last through the rest of this year. Our FDA submission is expected to be filed early next year.

High Throughput Assays – Doug Michels

Another important program is the development of homogeneous fully-automated drugs of abuse assays for use with our Intercept® oral fluid collection device. As you know, this is a major development project with Roche Diagnostics. We believe development of these assays will bring significant benefits to our laboratory customers and allow our Intercept® drug test to more effectively compete against the urine products that currently dominate the drug testing market.

The development work with Roche Diagnostics continues to go extremely well. A detailed development plan has been agreed to and is being followed by the parties. Initial feasibility has been shown and prototypes have been developed for most of the NIDA-5 assays we intend to initially commercialize. Preliminary performance obtained with some of these prototype assays will be presented at the Society of Forensic Toxicologists meeting in October of this year. We are in the process of further assessing the clinical performance of these assays. Once these tests are optimized, we will initiate the clinical studies to be used as the basis for a 510(k) submission to the FDA. We expect these studies to occur during the first half of next year.

Operations Update – Doug Michels

One final area I would like to address is operations.

During the quarter, we continued to make progress towards our goal of validating our automated manufacturing equipment in advance of filing with the FDA. A pre-qualification run was successfully completed. The Team will now move forward with the generation of final data for an FDA filing. In addition, equipment installation is near completion in a recently constructed additional semi-automated manufacturing space for OraQuick® devices. Final data and documentation for an FDA submission will be completed shortly.

Once FDA approval is obtained for both the new semi-automated assembly space and our automated assembly system, we will have completed a major expansion in our manufacturing capacity for OraQuick® HIV and HCV. These additions to capacity, the implementation of our 5-year facility and manufacturing capacity plan, and the continued expansion of our enterprise resource planning system are laying the foundation to support a much larger business in the years to come.

Summary – Doug Michels

So in summary, significant progress was made on all of our major development initiatives during the second quarter. We will continue to provide updates as additional progress is made and milestones are achieved.

Now I would like to share some more details regarding the commercial activities of each of our businesses.

Efforts to Grow Business – Doug Michels

Infectious Disease – Doug Michels

The infectious disease testing business continues to perform very well:

•	Direct sales to the public health market grew 35% in Q2 and we believe this trend should continue throughout the year.

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Additional purchases were made by both Washington DC and Philadelphia during the quarter in connection with their HIV testing initiatives. In addition, two other cities, Los Angeles and Oakland, California, have committed to use OraQuick ADVANCE® in their city-wide HIV testing initiatives, and we expect to start selling them product in the third and fourth quarters.

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In June the CDC announced that it has identified $35 million in additional funding to expand HIV testing and prevention programs, which is expected to be allocated to targeted state and local jurisdictions by September 30 of this year for use over the next 12 months. The program has a goal of testing an additional 1.5 million persons in the U.S. for HIV and identifying 20,000 HIV infected persons who are currently unaware of their status. We believe this program will result in increased sales of OraQuick ADVANCE®.

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In observance of National HIV Testing Day in late June, we launched the Third Annual Mayor’s Campaign Against HIV™ in collaboration with the National Association of People with AIDS. This national campaign encourages testing for HIV and promotes the benefits of knowing one’s HIV status. Thirty-five mayors along with health departments in major metropolitan cities participated in this program.

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As Ron mentioned earlier, Abbott’s outsales continued to grow nicely, and we expect that to continue. With the addition of new customers during the second quarter, we now have signed up 90 new hospitals and 14 new emergency room departments as OraQuick® users during the first half of 2007.

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In the physician office market, we continued to work closely with our newest distributor, Henry Schein. We also are close to signing another group of physician office distributors and will look to add even more distribution capacity as the year continues.

•	We are also making good progress on the international front.

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In June we received official notice of European approval for our OraQuick ADVANCE® HIV test. The OraQuick ADVANCE® test is the first and only rapid HIV test bearing a CE mark that can be used with oral fluid as well as blood. We previously signed a distributor in the UK and are aggressively pursuing several additional European distributors and product registrations, focusing on Spain, Italy, France and Ireland.

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As previously disclosed, there are several sites in Europe currently conducting investigational studies with our OraQuick ADVANCE® test. These studies continue to progress and some are expected to be completed this year. We believe studies like this will help facilitate the European launch of OraQuick® now that the CE mark has been obtained.

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We recently announced the execution of an agreement to supply our OraQuick® test to the Supply Chain Management System, or SCMS. This arrangement will help make OraQuick® more widely available to developing countries supported by the President’s Emergency Plan for AIDS Relief, or PEPFAR.

•	Sales to the Government of Madagascar remain strong as that country’s testing program continues to expand.

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Elsewhere internationally, we continue to build relationships in several African countries and position OraQuick® for inclusion in country testing algorithms. We are also pursuing the validation of OraQuick® in several countries.

Substance Abuse – Doug Michels

In the Substance Abuse testing business revenues grew 9% in Q2.

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During the quarter, Intercept® sales grew 16% over 2006. We also closed 35 new Intercept® accounts, including a large manufacturer, food company, call center firm, hotel chain and state probation department. The number of specimens processed in the workplace testing market continued its record pace, hitting an all-time high for the quarter of more than 325,000 specimens. Oral fluid specimens processed in the criminal justice market during the quarter also grew nicely, increasing more than 10% compared to a year ago. This is indicative of the continued penetration of our Intercept® test in the drug testing market. We will continue to focus on closing new accounts and implementing recently-signed accounts as rapidly as possible.

Cryosurgical Systems – Doug Michels

In the cryosurgical systems market, the most significant developments are in the international arena.

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Our over-the-counter cryosurgical business in Europe continued the strong performance started in Q1. Sales to SSL, our European distributor, increased almost 200% compared to the comparable quarter in 2006. This is the result of continued strong sales in the UK, as well as continuing efforts to launch the product in other countries.

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The launch of our OTC cryosurgical product in Mexico through our distributor, Genomma, continues to exceed our internal expectations. We reported sales of $1.2 million during the second quarter and expect continued growth in Mexico driven by strong promotional spending. We are pursuing further expansion of our OTC cryosurgical product in a number of additional Latin American countries.

Litigation Update – Doug Michels

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In our patent infringement lawsuit against Schering-Plough, we have now received the long-awaited decision from the Court on the motions for summary judgment filed by the parties. Not unexpectedly, the Court denied all motions for summary judgment, which clears the path for us to proceed to trial on the merits. In reaching this decision, the Court eliminated several legal defenses raised by Schering-Plough in this case. A status conference has been scheduled for early September and we expect the Court to issue a trial schedule after the hearing. We are eager to finally progress this litigation.

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In our pending dispute with Prestige Brands, we are now focused on the upcoming arbitration proceeding on the merits of this dispute, which is scheduled for late August. We remain very confident in our position on this matter given the clear breach of the contract by Prestige’s acquisition of the Wartner® product and eagerly anticipate the upcoming arbitration.

I will now turn it back over to Ron to update our financial guidance.

Second Quarter and Full Year 2007 Financial Guidance – Ron Spair

Thanks, Doug.

Starting first with our third quarter guidance, we are now expecting revenues to range from $21.0—$21.5 million and earnings per share to range from breakeven to $0.01 per share. We do expect expenses to increase as we progress our clinical development activities.

For the full year 2007, we are increasing our revenue forecast to $83 million, which represents a 22% increase over 2006. As explained during our last call, our previous full year guidance did not include any additional governmental bulk orders for OraQuick ADVANCE® or orders from Prestige Brands for our domestic over-the-counter cryosurgical product, beyond those received at the time we initially announced our guidance. Based on the Company’s performance in the first half of the year and the receipt of additional orders from both Prestige and Genomma, we are taking up our revenue guidance.

As we close out the year, we intend to aggressively advance our clinical development plans for OraQuick® HIV OTC, our rapid HCV test on the OraQuick® platform, the automated assay development program with Roche and a line extension for our OTC cryosurgery product. We are at a critical juncture where there will be substantial clinical development activities running concurrently. We believe that the successful completion of these projects and final approval of our next generation of products will drive future revenues considerably. As a management team, we are focused towards executing on each required step as rapidly as possible. We are committing the necessary financial and corporate resources to see that any new products reach their markets in a timely fashion.

Obviously, product development and innovation have financial implications. The impact to EPS this year is expected to be considerable and is perhaps under appreciated. Costs related to increased R&D spend, including clinical trials and consulting services, are expected to have a bottom line impact of approximately $.10 per share in 2007. Forecasting the exact timing of clinical trial expenses can be difficult, especially on a quarterly basis. It is within this context that we feel comfortable with leaving full year earnings per share guidance at $0.05 per share.

We will continue to monitor developments in our business so that we can provide an update on guidance as necessary after each quarter.

In closing, we continue to believe that 2007 will be an exciting year and will position us for future growth.

Now, I will turn it back over to Doug.

Conclusion – Doug Michels

Thank you Ron.

We’re pleased once again to open the floor to questions regarding our business update.

[Q&A session regarding business update]

I want to thank everyone for participating in this call. I trust you’ll agree that we’ve delivered a great first half of 2007, and we are looking forward to finishing strong and turning in a record year. I look forward to updating you again on our progress during our next conference call.

Have a good afternoon and evening, everyone.

Important Information

The foregoing “Remarks” contain certain forward-looking statements, including with respect to revenues, net income, products, markets, clinical testing, and regulatory filings and approvals. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for our products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other new products or technology; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other projects and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing and cost of obtaining, necessary regulatory approval for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date the Remarks were made and OraSure Technologies undertakes no duty to update these statements.